ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into this 31st day of May, 2007, by and between Quest Group International, Inc., a Nevada corporation (“Seller”), and Quest Group, LLC, a Utah limited liability company (“Buyer”).

WITNESSETH:

WHEREAS, Seller is in the business of selling nutritional products to independent distributors and customers (the “Nutritional Business”) and until the acquisition of the New Business as defined below is engaged in other business activities;

WHEREAS, Seller desires to dispose of the Nutritional Business, and has acquired effective May 16, 2007 a new business line as a pharmaceutical company with a focus on nuclear receptor target therapeutics (the “New Business”);

WHEREAS, the sole officer and director of Seller as of the date of this Agreement has previously approved the transaction contemplated by this Agreement;

WHEREAS, Mathew Evans has resigned as sole officer on May 31, 2007;

WHEREAS, Mathew Evans has resigned as the sole director and new directors have been appointed, effective upon the expiration of the 10-day waiting period (the “Effective Date”) in accordance with the Schedule 14F-1 filed by Seller on June 1, 2007;

WHEREAS, Seller and Buyer believe that the terms of the transaction contemplated hereunder are fair to the stockholders of Seller in view of the fact that the management team related to the Nutritional Business has resigned; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to buy from Seller, the assets of Seller relating to the Nutritional Business.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereby agree as follows:

Section 1

PURCHASE AND SALE OF ASSETS

1.1. Purchase and Sale of Assets. Buyer hereby purchases, accepts, and acquires from Seller, and Seller hereby sells, transfers, assigns, conveys, and delivers to Buyer all right, title, and interest of Seller in and to all of the rights and assets, real, personal, and mixed, tangible or intangible, owned or held by Seller that are used in the Nutritional Business (the “Assets”). The Assets include, but are not limited to:

a. Inventories. All inventories of (1) nutritional products; (2) distributor kits; and (3) packaging materials used in the Nutritional Business.

b. Technical Documentation. All technical and descriptive materials relating to the Nutritional Business.

c. Computer Equipment and Software. All equipment, devices (including data processing hardware and related telecommunications equipment, media, and tools), customer lists (electronic or hard copy), and custom software used in the Nutritional Business, including Seller's rights under all related warranties.

d. Office Furniture. All office furniture and fixtures of the Seller relating to the Nutritional Business.

e. Leases. The entire leasehold or rental interest arising under leases of real property, equipment, and office furnishings and fixtures which are located in Orem, Utah.

f. Authorizations. All governmental approvals, authorizations, certifications, consents, variances, permissions, licenses, and permits to or from, or filings, notices, or recordings to or with, federal, state, and local governmental authorities that relate to the Nutritional Business.

g. Intellectual Property. All patents, trademarks, service marks, trade names, and copyrights (including registrations, licenses, and applications pertaining thereto), and all other intellectual property rights, trade secrets, and other proprietary information, processes, and formulae owed by Seller and that relate to the Nutritional Business.

h. Claims. All claims Seller may have against any person relating to or arising from the Nutritional Business.

i. Accounts Receivable. Accounts receivable relating directly to the Nutritional Business.

The Assets shall not include funds held in the Company’s bank account(s) and any assets that do not directly relate to the Nutritional Business.

1.2 No Warranty. The Assets are being sold hereunder “AS IS”, in their present condition as of the date of this Agreement without any warranty of any kind by Seller. Buyer acknowledges that it has inspected the Assets and is satisfied with their present condition.

Section 2.

ASSUMPTION OF LIABILITIES

2.1. Enumeration of Assumed Liabilities. Buyer shall assume and pay or perform all outstanding liabilities and obligations of Seller as of May 31, 2007 and all other liabilities and obligations that relate directly to the Nutritional Business (the “Assumed Liabilities”), including, but not limited to, the following:

a. The accrued trade payables of Seller arising out of the Nutritional Business.

b. All payment and performance obligations arising out of or relating to the Nutritional Business.

c. All other obligations and liabilities of the Seller relating to the Nutritional Business.

d. Any liability or obligation for product liability or warranty claims or damage claims arising out of defects in or failures of any product, program, or material of Seller relating to the Nutritional Business.

2.2. Payment of Assumed Liabilities by Seller. Subject to the foregoing Section 2.1, Seller shall use its outstanding cash balance as of May 15, 2007 (“Cash Balance”) and all proceeds related to the Nutritional Business received through May 31, 2007 (“NB Proceeds”) to pay and reduce the Assumed Liabilities. It is understood and agreed that Craig Davis has been managing the Nutritional Business and that he will continue to manage the Nutritional Business through May 31, 2007 and that he will be authorized to collect receivables and pay liabilities of the Nutritional Business in a manner that is consistent with the terms of this Agreement.

Section 3.

PURCHASE PRICE

3.1. Purchase Price. The aggregate purchase price for the Assets (the “Purchase Price”) shall be an amount of cash, or such other valuable consideration as agreed upon by Buyer and Seller, equal to the net book value of the Assets as of the date of this Agreement. The Purchase Price shall be paid by Buyer to Seller on or before Friday, June 29, 2007.

Section 4.

INDEMNITY

4.1. Indemnification by Seller. Seller shall indemnify, defend, and hold harmless Buyer and its respective successors and assigns and the directors, officers, employees, and agents of each (collectively, the “Buyer Group”) from and against any and all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties (collectively, a “Loss” or “Losses”), asserted against, resulting to, imposed upon, or incurred by the Buyer Group, directly or indirectly, by reason of, resulting from, or arising in connection with any of the following:

a. Breach of Obligation. Any breach of any representation, warranty, or agreement of Seller contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby.

b. Excluded Liabilities. Any liabilities or obligations of any kind or nature whatsoever, whether accrued, absolute, contingent, or otherwise, known or unknown, arising out of or in connection with the conduct of the Seller’s business, except for the Assumed Liabilities.

c. Incidental Matters. To the extent not covered by the foregoing, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties, incident to the foregoing.

4.2. Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless Seller and its successors and assigns and the officers, employees, and agents of Seller (collectively, the “Seller Group”) from and against any and all Losses asserted against, resulting to, imposed upon, or incurred by the Seller Group, to the extent arising from any of the following:

a. Breach of Obligation. Any breach of any representation, warranty, or agreement of Buyer contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby.

b. Assumed Liabilities. Any of the Assumed Liabilities.

c. Incidental Matters. To the extent not covered by the foregoing, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties, incident to the foregoing.

4.3. Notice of Claim. The party entitled to indemnification hereunder (the “Claimant”) shall promptly deliver to the party liable for such indemnification hereunder (the “Obligor”) notice in writing (the “Required Notice”) of any claim for recovery under Section 4.1 or Section 4.2, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom (the “Claim”). The Claimant shall provide to the Obligor as promptly as practicable thereafter information and documentation reasonably requested by the Obligor to support and verify the claim asserted, provided that, in so doing, it may restrict or condition any disclosure in the interest of preserving privileges of importance in any foreseeable litigation.

4.4. Defense. If the facts pertaining to the Loss arise out of the claim of any third party (other than a member of the Buyer Group or Seller Group, whichever is entitled to indemnification for such matter) available by virtue of the circumstances of the Loss, the Obligor may assume the defense or the prosecution thereof, including the employment of counsel or accountants, at its cost and expense. The Claimant shall have the right to employ counsel separate from counsel employed by the Obligor in any such action and to participate therein, but the fees and expenses of such counsel employed by the Claimant shall be at its expense. The Claimant shall have the right to determine and adopt (or, in the case of a proposal by Obligor, to approve) a settlement of such matter in its reasonable discretion, except that Claimant need not consent to any settlement that (1) imposes any nonmonetary obligation or (2) Obligor does not agree to pay in full. The Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld. Whether or not the Obligor chooses to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony, and attend such conferences, discovery proceedings, hearings, trials, and appeals, as may be reasonably requested in connection therewith.

Section 5.

MISCELLANEOUS

5.1. Entire Agreement. This Agreement and other instruments to be executed and delivered by the parties in connection with the transactions contemplated hereby; constitute the sole understanding of the parties with respect to the subject matter hereof. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

5.2. Parties Bound by Agreement; Successors and Assigns. The terms, conditions, and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Without the prior written consent of the other party hereto, no party may assign its rights hereunder.

5.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

5.4. Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

5.5. Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

5.6. Expenses. Neither party shall be obligated to reimburse the other for any costs or expenses incurred by the other party in connection with this Agreement and/or the transactions contemplated hereby, including fees and expenses of financial consultants, accounts, and counsel.

5.7. Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to Seller to:

If to Buyer, to it at:	Quest Group, LLC
967 West Center
Orem, Utah 84057
Fax: (801) 765-1301

If to Seller, to it at:	Quest Group International, Inc.
11845 West Olympic Boulevard, No. 1125W
Los Angeles, California 90064
Fax: (310) 573-9761

or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail.

5.8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Utah without giving effect to the principles of conflicts of law thereof.

5.9. “Including.” Words of inclusion shall not be construed as terms of limitation herein, so that references to “included” matters shall be regarded as nonexclusive, noncharacterizing illustrations.

5.10. Survival of Agreements. All covenants, agreements, representations, and warranties made herein shall survive the execution and delivery of this Agreement.

5.11 Attorneys Fees. If either party brings an action or proceeding to enforce the terms of this Agreement, the prevailing party in any such proceeding, action or appeal, shall be entitled to the prevailing party’s reasonable and actual out-of-pocket attorney’s fees and costs, whether awarded in the same suit or recovered in a separate suit.

5.12 Further Assurances. Each party hereto agrees to perform such further acts, and to execute, acknowledge and deliver such documents, as may be reasonably necessary, appropriate or desirable to carry out the provisions and intent of this Agreement.

[Remainder of Page Intentionally Blank - Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be executed on its behalf on the date indicated.

QUEST GROUP INTERNATIONAL, INC. By /s/ Harin Padma-Nathan Its: Chief Executive Officer	QUEST GROUP, LLC By /s/ Craig Davis Its: President